DEAN  HELLER                                           FILED # C8552-94
Secretary  of  State                                   ------------------
204  North  Carson  Street,  Suite  1
Carson  City,  Nevada  89701-4299                          APR 13, 2004
(775)  684-8708                                          in  the  office  for
Website:  secretaryof  state.biz                Dean Heller, Secretary of State



CERTIFICATE  OF  AMENDMENT
(PURSUANT  TO  NRS  78.385  AND  78.390)



              Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations
          (Pursuant to NRS 78.385 and 78.390 - After issuance of Stock)

1.  Name  of  corporation:
PARA  MAS  INTERNET,  INC.

2.  The  articles  have  been  amended  as  follows:
THE CAPITAL THE CORPORATION IS AUTHORIZED TO ISSUE IS 500,000,000 COMMON SHARES HAVING A PAR VALUE OF $0.001 PER SHARE.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is : 62%.

4.  Effective  date  of  filing  (optional);

5.  Officer  Signature  (required):    /s/  Gary  Whiting,  President
                                     -----------------------------------
*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to included any of the above information and submit the proper fees may cause this filing to be rejected.